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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

                  BIG FLOWER RE-CAP REVISED TO $31.50 ALL CASH
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         - EARNINGS FOR THE THIRD QUARTER AND 1999 LOWER THAN EXPECTED -

NEW YORK, NY -- OCTOBER 11, 1999 -- Big Flower Holdings, Inc. (NYSE: BGF) ("Big Flower") today announced that it has signed an amended and restated merger agreement (the "Revised Agreement") with BFH Merger Corp., an affiliate of Thomas H. Lee Company ("THL Co.") and Evercore Capital Partners ("Evercore").

The Revised Agreement provides for the payment to public stockholders of all cash consideration of $31.50 per share of common stock, a premium of 16 percent over its average New York Stock Exchange closing price for the three day period ending Friday, October 8. Big Flower believes that, in addition to offering a higher cash amount, the revised transaction provides a higher probability of completion and a greater likelihood of closing in late November or December. The Revised Agreement values the re-capitalization of Big Flower at approximately $1.9 billion.

Big Flower also announced today that, because of slower than expected integration of recent direct marketing acquisitions, accompanied by weakness in the direct mail sector arising from Big Flower's business with consumer products and publishing companies, it now estimates that adjusted earnings per diluted share for the third quarter will be approximately 5 to 10 percent lower than earnings in the comparable period in 1998. While Big Flower continues to expect stronger performance in the fourth quarter of 1999, it now expects that the revised third quarter estimate and the continuing soft environment in the direct mail sector will result in full-year adjusted earnings per diluted share for 1999 being slightly higher than 1998's $1.80.

Big Flower will hold a telephone conference call for investors and analysts to discuss the third quarter and respond to questions on the Revised Agreement on or about Wednesday, October 27, after its Proxy Statement has been filed with the Securities and Exchange Commission and complete financial results for the third quarter are available.

"The importance of cash to our shareholders was underscored by the market's reaction to the paper component of the previously announced transaction," said Peter Diamandis, Chairman of the Independent Directors of Big Flower. "We believe that the revised transaction provides value to our shareholders not only in terms of increased cash, but also because it provides shareholders with greater speed and probability of closing."

"Notwithstanding difficult market and business conditions, we are pleased to re-affirm our commitment to Big Flower," said Anthony J. DiNovi and Scott M. Sperling, Managing Directors of Thomas H. Lee Company. "We continue to believe in the Company and its industry leading positions and we and Evercore intend to support fully its growth strategy."

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As with the previously announced agreement, Founder and Chairman of the Board,
Theodore Ammon, and members of management of Big Flower and its operating subsidiaries, will retain a portion of their equity which, upon consummation of the merger, will represent a significant equity interest in the re-capitalized company and certain of its subsidiaries. Both Mr. Ammon and members of management are expected to continue to serve in their current management capacities.

Closing of the Revised Agreement is subject, among other things, to Company shareholder approval at a special shareholder meeting expected to be held in late November or December, receipt of the necessary financing and other customary conditions. The Company does not expect that the consummation of the merger would constitute a change of control under the terms of its 8 7/8% Senior Subordinated Notes and its 8 5/8% Senior Subordinated Notes. The financing necessary for the transaction has been fully committed by Chase Securities Inc., Deutsche Banc Alex. Brown, Bank of America and certain of their respective affiliates.

Under the previously announced agreement, the common shares of Big Flower held by the public would have been converted into the right to receive (I) $30 per share in cash and (ii) 0.21 shares of a payment-in-kind (PIK) preferred stock with a liquidation preference of $25 per share (or $5.25 per share of Big Flower common stock), together with warrants to purchase common shares of the Company, with an exercise price of $0.01 per share, representing, in aggregate, 5% of the primary common shares of the company following the re-capitalization.

The Big Flower Independent Directors have unanimously approved the adoption of the Revised Agreement. Berenson Minella & Company and Goldman, Sachs & Co. have served as financial advisors to the Company and have each provided a fairness opinion to the Company's Board in connection with the revised transaction. Chase Securities Inc. and Deutsche Banc Alex. Brown provided merger advisory services to BFH Merger Corp.

Big Flower is a leading advertising and marketing services and solutions company which provides more than 3,000 retail, advertising agency, broadcasting, manufacturing and newspaper customers with highly-targeted, promotional advertising products, services and software. Big Flower specializes in targeted advertising inserts, circulation-building newspaper products, data-driven direct mail and direct marketing services, and digital services, including commercial image design and production, and computer-based advertising management systems. For the year ended December 31, 1998, the Company's pro forma revenues were approximately $1.8 billion, including all acquisitions.

Thomas H. Lee Company is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growing companies. Founded in 1974, THL Co. currently manages approximately $5 billion of committed capital. Recent transactions sponsored by THL Co. include Eye Care Centers of America, Experian Information Solutions, Fisher Scientific International, Homeside Lending, Rayovac, Safelite Glass and United Industries.

Evercore Partners provides strategic and financial advisory services to major corporations and makes private equity investments through its Evercore Capital Partners affiliate. Evercore Capital Partners' most recent investment was its $850 million purchase of American Media. Recent advisory work includes advising CBS on its merger with Viacom, Tenneco on the separation of its automotive and packaging businesses, and Dow Jones on its interactive joint venture with Reuters.

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This release contains forward-looking statements that involve risks and uncertainties. Actual events in the future could differ materially from those described in the forward-looking statements as a result of changes affecting the Company's operating businesses, changes in the advertising markets, the financial conditions of the Company's customers, the general condition of the domestic and international economies and financial markets.

Big Flower Contact:                 James Abernathy
                                    Abernathy MacGregor Frank
                                    Tel: 212/371-5999

Evercore Contact:                   Austin M. Beutner
                                    Evercore Capital Partners
                                    Tel: 212-857-3120

Thomas H. Lee Contact:              Peter Rosenthal
                                    Rubenstein Associates, Inc.
                                    Tel: 212-842-8030

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